UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2022
NAUTILUS BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39434 (Commission File Number)	98-1541723 (I.R.S. Employer Identification No.)

2701 Eastlake Avenue East Seattle, Washington (Address of principal executive offices)	98102 (Zip code)
(206) 333-2001
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NAUT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 30, 2022, the board of directors (the “Board”) of Nautilus Biotechnology, Inc. (the “Company”), upon recommendation of the Nominating and Governance Committee of the Board, appointed Karen Akinsanya to the Board, effective immediately. Dr. Akinsanya will serve as a Class III director, with a term expiring at the annual meeting of stockholders to be held in 2024.
Dr. Akinsanya has served as President of R&D, Therapeutics of Schrödinger, Inc. (NASDAQ: SDGR), a life sciences company, since February 2022, and its Executive Vice President and Chief Biomedical Scientist since January 2020 and previously served as its Senior Vice President and Chief Biomedical Scientist from April 2018 to December 2019. Prior to joining Schrödinger, Dr. Akinsanya spent 12 years at Merck & Co., Inc., or Merck, a pharmaceutical company, beginning in 2005, where she held a variety of positions across Merck Research Labs, including Associate Vice President, Early Scientific Assessment Lead, Business Development & Licensing from December 2013 to July 2017, Collaboration Lead and Executive Director, Cardiovascular Research from January 2010 to December 2013, and Associate Director of Clinical Pharmacology from October 2005 to December 2009. Prior to Merck, Dr. Akinsanya held a number of roles in drug discovery at Ferring Pharmaceuticals in the United Kingdom and the United States from 1997 to 2005. In 2007, Dr. Akinsanya founded Envision Science Group LLC, or Envision, a translational science consulting company, where she currently serves as President. Dr. Akinsanya provided consulting services on behalf of Envision to companies in the pharmaceutical industry between July 2017 and April 2018. Dr. Akinsanya is currently a member of the board of directors of the Imperial College Foundation and the Board of Trustees of The Rockefeller University. Dr. Akinsanya received a B.Sc. in Biochemistry from Queen Mary College, University of London, a Ph.D. in Endocrine Physiology from the Imperial College and completed postdoctoral studies at the Ludwig Institute for Cancer Research, University College, London. The Board believes that she is qualified to serve as a director of the Company because of her extensive industry background and experience in the life sciences industry.
Dr. Akinsanya will be compensated in accordance with the Company’s outside director compensation policy (the “Policy”). Pursuant to the Policy, Dr. Akinsanya will be entitled to receive $40,000 per year for service as a member of the Board, paid quarterly in arrears on a pro-rata basis.
In connection with her appointment to the Board as a non-employee director and pursuant to the Company’s 2021 Equity Incentive Plan and the Policy, Dr. Akinsanya also automatically received an initial award of stock options to purchase 105,998 shares of Common Stock of the Company (the “Initial Award”) with an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $370,000, which will vest as to one thirty‑sixth (1/36th) of the shares subject to the Initial Award on a monthly basis following the Initial Award’s grant date on the same day of the month as such grant date (or on the last day of the month, if there is no corresponding day in such month), subject to Dr. Akinsanya continuing to be a service provider of the Company.
Dr. Akinsanya has entered into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.24 to the Company’s Form S-4/A (File No. 333-254796) filed with the Securities and Exchange Commission on April 26, 2021.
There is no arrangement or understanding between Dr. Akinsanya and any other persons pursuant to which Dr. Akinsanya was elected as a director. In addition, Dr. Akinsanya is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Dr. Akinsanya and any of the Company’s directors or executive officers.
Item 7.01.    Regulation FD Disclosure.
On March 31, 2022, the Company issued a press release announcing Dr. Akinsanya’s appointment as a director. A copy of the press release is furnished herewith as Exhibit 99.1.
The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
99.1	Press Release dated March 31, 2022.
104	Cover page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 31, 2022

NAUTILUS BIOTECHNOLOGY, INC.

By:	/s/ Sujal Patel
Name:	Sujal Patel
Title:	Chief Executive Officer